Exhibit 99.1
Kindred Biosciences Announces First Quarter 2021 Financial Results
San Francisco, California (May 11, 2021) - Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the first quarter ended March 31, 2021 and provided updates on its programs. For the first quarter 2021, KindredBio reported net revenues of $2.4 million and a net loss of $9.7 million, or $0.24 per share.
“We had a strong start to the year, announcing positive results in a new long-acting interleukin-31 antibody program that has the potential to become a best-in-class therapeutic, alongside the acceptance of efficacy data for our parvovirus monoclonal antibody program. With cash runway now through the end of 2023, we are well-positioned to realize the value of our promising late-stage pipeline,” said KindredBio's Chief Executive Officer, Richard Chin, M.D.
Development and Corporate Updates

Biologics Candidates
•On April 20, 2021, KindredBio unveiled positive results in a new long-acting interleukin (IL)-31 antibody program (KIND-039) that integrates the Company's novel half-life extension technology. Results from the pharmacokinetic study of the molecule demonstrated that the fully caninized, high-affinity antibody has up to a three-fold longer half-life compared to tirnovetmab. This extended half-life is expected to allow for up to three-fold longer interval between dosing.

KindredBio's half-life extension technology is intended to reduce dosing frequency, lower doses, and/or reduce cost of goods sold, while increasing pet owner convenience and compliance.
•On December 22, 2020, KindredBio initiated the pivotal efficacy study for tirnovetmab (KIND-016), a fully caninized, high-affinity monoclonal antibody targeting IL-31 for the treatment of atopic dermatitis in dogs.
Atopic dermatitis is the most common reason owners take their dog to the veterinarian, and is estimated to affect 10 - 15% of dogs worldwide. The current market size is close to $1 billion annually and growing.
•On April 28, 2021 KindredBio announced acceptance of the parvovirus antibody prophylaxis study data and approval of the efficacy indication by the United States Department of Agriculture (USDA) Center for Veterinary Biologics. The USDA approved the claim that KIND-030 is effective for the passive immunization of healthy dogs 13 weeks of age or older against canine parvovirus (CPV) disease. The pivotal efficacy data demonstrated that 0% of the KIND-030 treated dogs developed parvovirus infection while 100% of the placebo-control dogs developed the disease, and also showed 100% survival rate in KIND-030. KIND-030 is a monoclonal antibody targeting CPV, and is partnered with Elanco Animal Health.
The program is being pursued for two indications in dogs: prophylactic therapy to prevent clinical signs of canine parvovirus infection and treatment of established parvovirus infection. Completion of the upcoming pivotal efficacy study for the treatment indication is expected in the second quarter of 2021, with possible approval anticipated by year-end 2021. Approval of KIND-030 is subject to regulatory risk and timelines, and there is no set review timeline at the USDA Center for Veterinary Biologics.
•The KIND-032 program is proceeding as expected with preparations underway for a pivotal study. In December 2019, KindredBio unveiled positive results from a randomized, placebo-controlled laboratory pilot study of KIND-032.

•On December 21, 2020, KindredBio announced positive results from the pilot field effectiveness study of its monoclonal antibody against tumor necrosis factor for canine inflammatory bowel disease.

First Quarter 2021 Financial Results

For the quarter ended March 31, 2021, KindredBio reported a net loss of $9.7 million or $0.24 per share, as compared to a net loss of $22.8 million or $0.58 per share, for the same period in 2020.
The Company recorded $227,000 in net product revenues for ZimetaTM (dipyrone injection) for the first quarter of 2021, versus $603,000 in net product revenues for Mirataz for the same period in 2020. Dechra has been granted exclusive marketing, sales & distribution rights to Zimeta in the US and Canada in return for a royalty on sales and milestone payment upon achievement of a certain sales milestone. Zimeta product revenue in the first quarter of 2021 relates to excess inventory sold to Dechra.
With the sale of Mirataz to Dechra Pharmaceuticals completed in April 2020, KindredBio recorded royalty revenue of $326,000 for the quarter ended March 31, 2021. This compares with royalty revenue of $122,000 in the fourth quarter of 2020. The sequential increase reflects continued strong growth in US Mirataz sales to veterinary customers, alongside the initial contribution of European sales, which now span over 25 countries following the EU launch on February 4, 2021. The move-outs, or sales from distributors to veterinarians, were 60% higher in the U.S. in March 2021 compared to April 2020 when Dechra US assumed responsibility for commercialization of the drug. In addition, the manufacture of Vaxart’s oral vaccine candidate for COVID-19 resulted in contract manufacturing revenue of $1.8 million for the first quarter period.
The cost of product revenue totaled $207,000 in the first quarter of 2021, compared to $3.6 million in the same period in 2020. The cost of contract manufacturing revenue, which consisted primarily of the cost of direct materials, direct labor and overhead costs, was $383,000.
Research and development expenses for the quarter ended March 31, 2021 were $6.3 million, compared to $8.9 million for the same period in 2020. The $2.6 million decrease was primarily due to lower costs across the board consistent with the Company’s decision to discontinue small molecule development in favor of biologics programs. Stock based compensation expense for the first quarter of 2021 was $0.4 million, as compared to $0.6 million for the same period in 2020.
Selling, general and administrative expenses for the 2021 and 2020 first quarters were $4.7 million and $8.9 million, respectively. The $4.2 million year-over-year decrease was mainly the result of the elimination of KindredBio’s companion animal sales force. Stock based compensation expense was $2.1 million for the 2021 first quarter, versus $1.5 million in the year-ago period.
As of March 31, 2021, KindredBio had $63.3 million in cash, cash equivalents and investments, compared with $59.9 million as of December 31, 2020. Net cash used in operating activities for the first quarter of 2021 was approximately $9.4 million, reflecting a smaller organizational structure and to a lesser degree the contribution of contract manufacturing revenue. The Company invested approximately $260,000 in capital expenditures mainly for the Kansas facility. Cash used was offset by $13.7 million of net cash proceeds from the sale of securities in conjunction with an At Market Issuance Sales Agreement. In April 2021, the Company sold an additional $13.1 million (net) of securities through the ATM, which will be reflected in the second quarter financial results. KindredBio does not expect to use the remaining portion of the At Market Issuance Sales Agreement in the foreseeable future.
With respect to spending in 2021, the Company remains focused on advancing its core biologics programs. KindredBio anticipates operating expenses to range between $41 to $43 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. KindredBio also plans to invest approximately $2.9 million in capital expenditures on lab and manufacturing equipment for its biologics programs in 2021. KindredBio believes its existing cash, cash equivalents and investments, remaining proceeds from the Mirataz sale, revenue from contract manufacturing and revenues in the form of royalties and partner licensing, will be sufficient to fund the current operating plan through the end of 2023, excluding the drawdown of $30 million from its debt facility.
Webcast and Conference Call

KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern time/1:30 p.m. Pacific time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the U.S. or (484) 756-4262 internationally, and using conference ID 7573679. The call will be webcast live here, with a replay available at that link for 30 days.
About Kindred Biosciences

Kindred Biosciences is a biopharmaceutical company developing innovative biologics focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated targets for dogs and cats. KindredBio has a deep pipeline of novel biologics in development across many therapeutic classes, alongside state-of-the-art biologics manufacturing capabilities and a broad intellectual property portfolio.
For more information, visit: www.kindredbio.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.

These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our products and our product candidates for the foreseeable future; the likelihood that our revenue will vary from quarter to quarter; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our products and our lead product candidates which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies related to our products and our product candidates and the potential inability of these manufacturers to deliver a sufficient amount of supplies on a timely basis; the uncertain effect of the COVID-19 pandemic on our business, results of operations and financial condition; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to enter into satisfactory agreements with third-party licensees of our biologic products and uncertainty about the amount of revenue that we will receive from such agreements; our significant costs of operating as a public company; potential cyber-attacks on our information technology systems or on our third-party providers’ information technology systems, which could disrupt our operations; our potential inability to repay the secured indebtedness that we have incurred from third-party lenders, and the restrictions on our business activities that are contained in our loan agreement with these lenders; the risk that our 2020 strategic realignment and restructuring plans will result in unanticipated costs or revenue shortfalls; uncertainty about the amount of royalties that we will receive from the sale of Mirataz® to Dechra Pharmaceuticals PLC; the risk that the revenue from our delivery of services or products under any contract may be less than we anticipate if the other party to the contract exercises its right to terminate the contract prior to the completion of the contract or if such party is unable or unwilling to satisfy its payment obligations under the contract; our potential inability to obtain and maintain patent protection and other intellectual property protection for our products and our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.

For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.

The results stated in this press release have not been reviewed by the Food and Drug Administration or the United States Department of Agriculture Center for Veterinary Biologics, as applicable.

Contacts
For investor inquiries:
Katja Buhrer
Katja.buhrer@kindredbio.com
(917) 969-3438